EXHIBIT 10.9

MANUFACTURING AND SUPPLY AGREEMENT

between

LINAMAR CORPORATION

and

VISION MARINE TECHNOLOGIES INC.

dated as of

21 October 2021

Section 17.23 Language.	41
Section 17.24 Capacity.	41
Section 17.25 Subcontractors.	41
Section 17.26 Product Marketing.	41
Section 17.27 US C-TPAT (US Customs Services Trade Partnership Against Terrorism).	41

Manufacturing and Supply Agreement

This Manufacturing and Supply Agreement, dated as of 21 October 2021 (this "Master Agreement"), is entered into between Linamar Corporation, a Ontario registered corporation ("Seller"), and Vision Marine Technologies Inc., a corporation organized under the laws of Quebec ("Buyer", and together with Seller, the "Parties", and each, a "Party").

Recitals

WHEREAS Seller possesses substantial experience and expertise in the design, sales, testing, prototyping, and global manufacturing of highly engineered products, including precision metallic components, modules, and systems for propulsion systems for global vehicle, industrial and marine markets. Seller has the expertise to apply those skills and act as a full service contract manufacturer to Buyer for the Goods (as defined below);

WHEREAS, Buyer wishes to purchase certain Goods (as defined below) exclusively from Seller; and

WHEREAS, Seller desires to manufacture and supply the Goods to Buyer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Definitions

Capitalized terms have the meanings set forth or referred to in this Article I. Any capitalized terms not defined in this Article I shall have the definition supplied in the text of this Master Agreement.

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, investigative, regulatory or other, whether at law, in equity or otherwise.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

"Agreement" means this Master Agreement, any Basic Purchase Order Terms, and all schedules, exhibits, attachments or appendices specifically referenced herein or therein.

"Alternative Term" has the meaning set forth in Section 2.04.

"Basic Purchase Order Terms" means any one or more of the following terms specified by Buyer in a Purchase Order: (a) the Goods to be purchased, including make/model number/UPC/SKU/part number; (b) the quantity of each of the Goods ordered; (c) the

Requested Delivery Date; (d) the unit Price for each of the Goods to be purchased; (e) the billing address; and (f) the Delivery Location.

"Business Day" means any day other than a Saturday, Sunday or any other day on which commercial banks located in the province of Ontario are authorized or required by Law to be closed for business.

"Buyer Contracts" means all contracts or agreements to which Buyer is a party or by which any of its material assets are bound.

"Claim" means any Action brought against a Person entitled to indemnification under ARTICLE XIV.

"Confidential Information" has the meaning set forth in Section 10.01.

"Control" (and with correlative meanings, the terms "Controlled by" and "under common Control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

"Defective" means not conforming to the Product Warranty under Section 8.01.

"Defective Goods" means goods shipped by Seller to Buyer under this Agreement that are Defective.

"Delivery Location" means the street address within the Territory for delivery of the Goods specified in the applicable Purchase Order.

"Disclosing Party" has the meaning set forth in Section 10.01.
"Dispute" has the meaning set forth in Section 17.16.
"Dispute Notice" has the meaning set forth in Section 17.16.

"EDI" means any electronic data interchange technology agreed on by the parties for use under this Agreement.

"Effective Date" means the date first set forth above.

"Force Majeure Event" has the meaning set forth in Section 17.21.

"Forecast" means, with respect to any three month period, a good faith projection or estimate of Buyer's requirements for Goods during the subsequent twelve month period, which approximates, as nearly as possible based on information available at the time to Buyer, the quantity of Goods that Buyer may order for each quarter.

"Goods" means the goods identified in Schedule 1 and described in the Specifications attached as Schedule 2.

"Governmental Authority" means any federal, provincial, territorial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other nongovernmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.

"HST" means harmonized sales tax, or goods and services tax, imposed under the HST Act (or any provincial or territorial legislation imposing sales tax, harmonized sales tax or goods and services tax).

"HST Act" means Part IX of the Excise Tax Act (Canada).

"Indemnified Parties" has the meaning set forth in Section 14.01.

"Indemnifying Party" has the meaning set forth in Section 14.01.

"Individual Transaction" means an individual transaction under this Agreement that is described in a Purchase Order that has been accepted by Seller under Section 3.03, and incorporates by reference the terms and conditions of this Agreement.

"Initial Term" has the meaning set forth in Section 16.01.
"Inspection Period" has the meaning set forth in Section 4.06.

"Intellectual Property Rights" means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website and URLs; (d) works of authorship, expressions, designs and industrial design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; (f) integrated circuit topologies, semiconductor chips, mask works and the like; and (g) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection under the Laws of any jurisdiction in any part of the world.

"Law" means any statute, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order or other requirement or rule of law of any Governmental Authority.

"Losses" has the meaning set forth in Section 14.01.

"Non-Conforming Goods" means any goods received by Buyer from Seller that: (a) do not conform to the part number listed in the applicable Purchase Order; (b) do not fully conform to the Specifications; or (c) on inspection, are otherwise reasonably determined by the Buyer to be Defective. Where the context requires, Non-Conforming Goods are deemed to be Goods for purposes of this Agreement.

"Notice" has the meaning set forth in Section 17.05.

"Patents" means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates and patent utility models).

"Payment Failure" has the meaning set forth in Section 16.03(a).

"Permits" means permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authority.

"Person" means any individual, partnership, corporation, trust, unlimited liability company, unincorporated organization, association, Governmental Authority or any other entity.

"Personnel" means any agents, employees, contractors or subcontractors engaged or appointed by a Party.

"Price" has the meaning set forth in Section 5.01.

"Promised Delivery Date" means the actual delivery date promised by Seller for Goods ordered hereunder that is set forth in Schedule 1 or in a Purchase Order, in which case the promised delivery date must be a Business Day no more than the applicable lead time for the Goods.

"Product Warranty" has the meaning set forth in Section 8.01.

"Purchase Order" means a purchase order issued by Buyer to Seller hereunder, which may, among other things, specify items such as: (a) the Goods to be purchased, including make/model number/UPC/SKU/part number; (b) the quantity of each of the Goods ordered; (c) the Requested Delivery Date; (d) the billing address; and (e) the Delivery Location; in each case, including all terms and conditions attached to, or incorporated into, such purchase order, and any Release issued by Buyer to Seller under a Purchase Order. For the avoidance of doubt, any references to Purchase Orders hereunder also include any applicable Releases.

"Receiving Party" has the meaning set forth in Section 10.01.

"Reimbursement Payment" has the meaning set forth in Section 16.04.

"Release" means a document issued by Buyer to Seller under a Purchase Order that identifies (to the extent not specified in the original Purchase Order) the quantities of Goods constituting Buyer's requirements or otherwise to be included in a particular order, the Delivery Locations and the Requested Delivery Dates for such Goods.

"Renewal Term" has the meaning set forth in Section 16.02.

"Representatives" means a Party's Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, agents, lawyers, third-party advisors, successors and permitted assigns.

“Rolling Forecast” means the production and sales forecast for the subsequent twelve months, including a quarterly schedule, for all Goods to be produced by Seller during the following twelve month period.

"Seller Contracts" means all contracts or agreements to which Seller is a party or by which any of its material assets are bound.

"Seller Parties" means Seller, its Affiliates, customers (other than Buyer), subcontractors and successors and assigns, and each of their respective Representatives.

"Seller's Intellectual Property" means all Intellectual Property Rights owned by or licensed to Seller

"Specifications" means the physical characteristics, capabilities, features intended uses and other attributes for the Goods, as set out in Schedule 2.

"Taxes" means any commodity tax, including sales, use, excise, value-added, HST, consumption or other similar tax, including penalties or interest, imposed, levied or assessed by any Governmental Authority.

"Term" has the meaning set forth in Section 16.01.

"Territory" means Canada.

"Third-Party Product" has the meaning set forth in Section 8.04.

"Tooling" means, collectively, all tooling, dies, test and assembly fixtures, gauges, jigs, patterns, casting patterns, cavities, molds, and documentation (including engineering specifications and test reports) used by Seller in connection with its manufacture and sale of the Goods, together with any accessions, attachments, parts, accessories, substitutions, replacements and appurtenances thereto.

"Trademarks" means all rights in and to Canadian and foreign trademarks, trade dress, trade and business names, brand names, logos, design rights, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

"Trade Secrets" means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.

"Warranty Period" has the meaning set forth in Section 8.01.

ARTICLE II

Agreement to Manufacture and Sell Goods

Section 2.01 Manufacture, Purchase and Sale.

(a)

Subject to the terms and conditions of this Agreement, during the Term, Buyer shall purchase Goods exclusively from Seller, and Seller shall manufacture and sell to Buyer Buyer’s requirements for the Goods as set forth in Buyer’s Purchase Orders, at the Prices.

(b)	Except as set out in this Agreement, Seller shall furnish all labor, materials, equipment and facilities necessary for the manufacture of Goods under this Agreement.

Section 2.02 Order of Precedence. The express terms and conditions contained in this Agreement and the Basic Purchase Order Terms of any Purchase Orders issued hereunder exclusively govern and control each of the Parties' respective rights and obligations regarding the manufacture, purchase and sale of the Goods, and the Parties' agreement is expressly limited to such terms and conditions. Notwithstanding the foregoing, if any terms and conditions contained in a Purchase Order conflict with any terms and conditions contained in this Master Agreement, the order of precedence is:

(a)	the Basic Purchase Order Terms of the relevant Purchase Order; and
(b)	this Master Agreement.

Without limiting anything contained in this Section 2.02 , any additional, contrary or different terms contained in any Purchase Order or any other request or communication by Buyer to Seller pertaining to the sale of Goods hereunder, or any of Seller's invoices or other communications, and any other attempt to modify, supersede, supplement or otherwise alter this Agreement, are deemed rejected by Seller and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties.

Section 2.03 Right to Manufacture and Sell Competitive Goods. This Agreement does not limit Seller's right to manufacture or sell, or preclude Seller from manufacturing or selling, to any Person, or entering into any agreement with any other Person related to the manufacture or sale of, other goods or products that are similar to or competitive with the Goods. Notwithstanding these Seller’s rights, Seller agrees to the following:

(a)	all Goods to be produced according to this Agreement will be "build to print" and all designs are currently patented and owned by Buyer;
(b)

Seller shall not manufacture or sell the Goods (per Schedule 1 and Schedule 2) to anyone other than Buyer (including components that may be used for Aftermarket/Repair/Service/Replacement parts purposes); and

(c)

Seller is free to manufacture similar goods or products that do not infringe on Buyer’s Intellectual Property Rights or proprietary rights related to the Goods being produced under this Agreement. Seller shall refrain from entering into manufacturing partnerships for similar goods or products that require the use of any newly developed Seller’s Intellectual Property Rights relating to process for a period of twelve months from the date of execution of this Agreement. Thereafter Seller shall be free to commercialize any newly developed Seller’s Intellectual Property Rights relating to process developed pursuant to this Agreement.

Section 2.04 Most-Favored Seller. INTENTIONALLY DELETED

Section 2.05 Addendums and Schedules. The parties acknowledge that they are executing this Agreement prior to finalizing the Specifications and pricing to be set forth in Schedule 1 and Schedule 2. The parties will negotiate in good faith to finalize and sign Schedule and Schedule 2 following execution of this Agreement.

ARTICLE III

Order Procedure

Section 3.01 Forecasts. Buyer shall provide within six (6) months prior to Start of Production (SOP) to Seller a Forecast for the twelve (12) month period beginning on the Start of Production (SOP). No later than ten days before the first day of each subsequent calendar quarter, Buyer shall deliver to Seller a twelve (12) month Rolling Forecast for its annual and quarterly volume requirements. Forecasts are for informational purposes only and do not create any binding obligations on behalf of either Party; provided, however, that Seller shall not be required to manufacture and sell to Buyer any quantity of Goods that is unreasonably disproportionate to any Rolling Forecast for the period covered by such Rolling Forecast.

Section 3.02 Purchase Orders. Buyer shall communicate its requirements for Goods to Seller by issuing Purchase Orders containing applicable Basic Purchase Order Terms that are consistent with the terms of this Agreement to Seller in written or electronic form via email, EDI, or Canadian mail. By issuing a Purchase Order to Seller, Buyer places an order to purchase Goods under the terms and conditions of this Agreement and the Basic Purchase Order Terms contained in such Purchase Order, and on no other terms. For the avoidance of doubt, any variations made to the terms and conditions of this Agreement by Buyer in any Purchase Order are void and have no effect unless agreed in a signed writing by Seller. From time-to-time, Buyer may also issue Releases to Seller.

Section 3.03 Acceptance, Rejection and Cancellation of Purchase Orders. If any Purchase Order issued by Buyer fails to conform to Section 3.02 or otherwise fails to comply with the requirements of this Agreement, Seller shall notify Buyer of its objection within five business days. All purchase orders shall be accepted in writing or by some other commercially reasonable form of positive indication of acceptance (e.g. an acceptance of an EDI posted order). Any order that the Seller fails to accept within five business days will be rejected. A purchase order also is accepted by commencing performance or delivering the Goods to Buyer, whichever occurs first. Notwithstanding any confirmation or acceptance, any variations made to the terms and conditions of this Agreement by Buyer in any Purchase Order are void and have no effect unless agreed in a signed writing by Seller.

Seller may reject a Purchase Order or cancel a previously accepted Purchase Order, which it may do without liability or penalty, and without constituting a waiver of any of Seller's rights or remedies under this Agreement or any Purchase Order, by providing written notice to Buyer specifying the applicable date of rejection or cancellation:

(a)	if any one or more of the events described in Section 16.03 has occurred;
(b)	pursuant to Seller's rights under Section 5.04(b) or Section 5.04(c); or
(c)	pursuant to Seller's rights under the last sentence of Section 5.06.

ARTICLE IV

Shipment, Delivery and Acceptance

Section 4.01 Shipment. Unless otherwise expressly agreed by the Parties in writing, Seller shall select the method of shipment of and the carrier for the Goods, subject to approval from Buyer. Seller may, in its sole discretion, without liability or penalty, make partial shipments of Goods to Buyer. Each shipment will constitute a separate sale and Buyer shall pay for the Goods shipped, in accordance with the payment terms specified in Section 5.03, whether such shipment is in whole or partial fulfilment of a Purchase Order.

Section 4.02 Packaging and Labelling. Seller shall properly pack, mark and ship Goods and provide Buyer with shipment documentation showing the Purchase Order number, Seller's identification number for the subject Goods, the quantity of pieces in shipment, the number of cartons or containers in shipment, Seller's name, the bill of lading number and the country of origin.

Section 4.03 Delivery. Unless otherwise expressly agreed by the Parties in writing, Seller shall deliver the Goods to the Delivery Location, using Seller's standard methods for packaging and shipping such Goods. All Prices are ex-works Seller facility.

Section 4.04 Late Delivery. Seller shall provide Buyer with a Promised Delivery Date within five (5) business days following receipt of each new Purchase Order. Seller shall use commercially reasonable efforts to deliver all Goods on or before the Promised Delivery Date. If Seller has delayed shipment of all or any Goods for more than five Business Days after the Promised Delivery Date and if such delay is not due to any action or inaction of Buyer or otherwise excused in accordance with the terms and conditions of this Agreement, Seller shall exercise all available methods for expediting delivery (including expedited procurement and shipping options) at Seller’s cost. Buyer may, as its sole remedy therefore, cancel the portion of the related Purchase Order covering the delayed Goods by giving Seller written Notice within ten (10) Business Days of the Promised Delivery Date. Subject to Buyer's rights under this Section 4.04, no delay in the shipment or delivery of any Good relieves Buyer of its obligations under this Agreement, including accepting delivery of any remaining installment or other orders of Goods.

Section 4.05 Transfer of Title and Risk of Loss.

(a)	Title to Goods shipped under any Individual Transaction passes to Buyer upon delivery of such Goods to Buyer.
(b)	Risk of loss to Goods shipped under any Individual Transaction passes to Buyer upon Seller's tender of such units to the carrier at Seller’s facility.

Section 4.06 Inspection and Acceptance. Buyer shall inspect Goods received under this Agreement within twenty (20) days of receipt of such Goods ("Inspection Period") and either accept or, only if any such Goods are Non-Conforming Goods, reject such Goods. Buyer will be deemed to have accepted Goods unless it provides Seller with written Notice of any Non-Conforming Goods within twenty (20) days following the Inspection Period, stating with specificity all defects and non-conformities, and furnishing such other written evidence or other documentation as may be reasonably required by Seller (including the subject Goods, or a representative sample thereof, which Buyer contends are Non-Conforming Goods). Goods not rejected within thirty (30) days shall be deemed to have been accepted by Buyer for purposes of initial delivered product quality. Non-Conforming Goods may also later be rejected after being installed by Buyer’s customers on their engine production lines, such rejects being categorized as Zero Mile Product Defects (“ZMPD’s”). Buyer’s recourse for submitting written notice to Seller regarding ZMPD’s will follow the Inspection Period process defined in this Section 4.06. Buyer will retain full rights to submit future Defective Goods claims to Seller throughout the warranty period as defined in Section VIII – Product Warranty and Recall. If Buyer timely notifies Seller of any Non-Conforming, ZMPD’s, or Defective Goods throughout the entire warranty period for such Goods, Seller shall determine, in its reasonable discretion, whether the Goods are Non-Conforming, ZMPD’s, or Defective Goods. If Seller determines that such Goods are Non-Conforming, ZMPD’s, or Defective Goods, Seller shall, in its sole discretion, either:

(a)	replace such Non-Conforming, ZMPD’s, or Defective Goods with conforming Goods; or
(b)	refund to Buyer such amount paid by Buyer to Seller for such Non-Conforming, ZMPD’s, or Defective Goods returned by Buyer to Seller.

Buyer shall ship, at Seller's expense and risk of loss, all Non-Conforming, ZMPD’s, or Defective Goods to Seller's facility or to such other location as Seller may instruct Buyer in writing. If Seller exercises its option to replace Non-Conforming, ZMPD’s, or Defective Goods, Seller shall ship to the Delivery Location, at Seller's expense and risk of loss, the replacement Goods.

THE REMEDIES SET FORTH IN THIS Section 4.06 ARE BUYER'S EXCLUSIVE REMEDY FOR THE DELIVERY OF NON-CONFORMING, ZMPD’s or DEFECTIVE GOODS, SUBJECT TO BUYER'S RIGHTS UNDER Section 8.03 WITH RESPECT TO ANY SUCH GOODS FOR WHICH BUYER HAS ACCEPTED DELIVERY UNDER THIS Section 4.06.

Section 4.07 Limited Right of Return. Except as provided under Section 4.06, Section 8.03 and Section 8.05, Buyer has no right to return Goods shipped to Buyer under this Agreement.

ARTICLE V

Price and Payment

Section 5.01 Price. Buyer shall purchase the Goods from Seller at the prices set forth in Schedule 1 attached hereto (the "Prices"). All Prices include, and Seller is solely responsible for, all costs and expenses relating to packing, crating, boxing, and loading of the Goods. Charges relating to unloading, shipping or transit insurance and any customs, tariffs or duties levied on the sale or important of the Goods shall be as determined by the IncoTerms identified in this Agreement.

Section 5.02 Shipping Charges, Insurance and Taxes.

(a)

Except in cases of a breach by Seller, as otherwise provided in this Agreement or as otherwise agreed to by the Parties, Buyer shall pay for, and shall hold Seller harmless from, all shipping charges and insurance costs.

(b)

The Prices are exclusive of all applicable Taxes (including HST and provincial sales tax). Each Party will be responsible for the payment of and will pay any applicable taxes, duties and levies levied on that Party from time to time in relation to this Agreement.

(c)

Seller will timely remit all applicable sales, use, value-added, services, consumption and HST charged to the appropriate Governmental Authorities which it is required to collect from Buyer in respect of any Tax referred to in Section 5.02(b).

(d)	Seller represents, warrants and covenants to the Buyer that:
(i)	Seller will charge, collect and timely remit all Taxes that it is required to collect and remit under applicable Law;
(ii)	Seller is registered for HST purposes and for provincial sales tax purposes and will continue to be registered for HST and provincial sales tax purposes;
(iii)	if any other provincial sales tax is applicable to the Goods, Seller is and will continue to be registered as a vendor for the purposes of such provincial sales tax; and

Section 5.03 Payment Terms. Seller shall periodically issue invoices to Buyer for all Goods ordered. Invoices shall be issued at the time of shipment according to when the Goods depart the Seller’s facility. Each invoice will set forth in reasonable detail the amounts payable by Buyer under this Agreement. Buyer shall pay all invoiced amounts due to Seller within forty-five (45) days of the date of Buyer's receipt of Seller's invoice.

Buyer shall make all payments by cheque, wire transfer or electronic funds transfer in accordance with the instructions provided by Seller at the time of acceptance of a Purchase Order.

The Parties will discuss and agree in writing regarding the applicable currency for payments in connection with finalizing the location for manufacturing the Goods.

Section 5.04 Buyer's Unsatisfactory Credit Status. If, at any time, Seller has reasonable grounds for concern that Buyer's financial condition or creditworthiness is inadequate or unsatisfactory, and Buyer fails to provide adequate assurance of performance following a reasonable request by Seller, then in addition to Seller's other right under this Agreement, at law or in equity, Seller may, without liability or penalty, take one or more of the following actions:

(a)

On twenty days' prior written Notice, modify the payment terms specified in Section 5.03 for outstanding and future purchases, including requiring Buyer to pay for Goods on a cash in advance or cash on delivery basis;

(b)	reject any Purchase Orders received from Buyer;
(c)	cancel any previously accepted Purchase Orders;
(d)	delay or withhold any further shipment of Goods to Buyer;
(e)	stop delivery of any Goods in transit and cause such Goods in transit to be returned to Seller;
(f)	on ninety days' prior written Notice, terminate this Agreement; or
(g)	accelerate the due date of all amounts owing by Buyer to Seller.

No action taken by Seller under this Section 5.04 (nor any failure of Seller to act under this Section 5.04) constitutes a waiver by Seller of any of its rights and remedies under this Agreement, including its right to enforce Buyer's obligation to make payments as required hereunder.

Section 5.05 Invoice Disputes. Buyer shall notify Seller in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the dispute) within forty-five (45) days from the date of Buyer’s receipt of such invoice. Buyer will be deemed to have accepted all invoices for which Seller does not receive timely notification of dispute and shall pay all undisputed amounts due under such invoices within the period set forth in Section 5.03. The Parties shall seek to resolve any such disputes expeditiously and in good faith in accordance with the dispute resolution provisions set forth in Section 17.16. Notwithstanding anything to the contrary, Buyer shall continue performing its obligations under this Agreement during any such dispute, including Buyer's obligation to pay all due and undisputed invoice amounts in accordance with the terms of this Agreement.

Section 5.06 Late Payments. Except for invoiced payments that Buyer has successfully disputed, Buyer shall pay interest on all late payments (whether during the Term or after the expiration or earlier termination of the Term), calculated daily and compounded monthly, at the lesser of the rate of 1.0 % per month or the highest rate permissible under applicable Law. Buyer shall also reimburse Seller for all reasonable costs incurred by Seller in collecting any late payments, including legal fees and court costs. In addition to all other remedies available under this Agreement or at Law (which Seller does not waive by the exercise of any rights under this Agreement), if Buyer fails to pay any undisputed amounts when due under this Agreement, and payment is not made within 5 business days after Seller gives notice of such failure Seller may:

(a)	suspend the delivery of any Goods;
(b)	reject Buyer's Purchase Orders or cancel accepted Purchase Orders under the terms of Section 3.03; or
(c)	terminate this Agreement under the terms of Section 16.03(a).

Section 5.07 No Set-off Right. Buyer shall not, unless agreed to in writing by the Seller, and acknowledges that it will have no right, under this Agreement, any Purchase Order, any other agreement, document or Law to, withhold, offset, recoup or debit any amounts owed (or to become due and owing) to Seller or any of its Affiliates, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by Seller or Seller's Affiliates, whether relating to Seller's or its Affiliates' breach or non-performance of this Agreement, any Purchase Order, any other agreement between (a) Buyer or any of its Affiliates and (b) Seller or any of its Affiliates, or otherwise.

Section 5.08 Purchase-Money Security Interest. To secure Buyer's prompt and complete payment and performance of any and all present and future indebtedness, obligations and liabilities of Buyer to Seller, Buyer hereby grants Seller a first-priority security interest, in all inventory of goods purchased under this Agreement (including Goods and Non-Conforming Goods), wherever located, and whether now existing or hereafter arising or acquired from time to time, and in all accessions thereto and replacements or modifications thereof, as well as all proceeds (including insurance proceeds) of the foregoing. Buyer acknowledges that the security interest granted under this Section 5.08 is a purchase-money security interest under the law governing this Agreement. Seller may file a financing statement for such security interest and Buyer shall execute such statements or other documentation necessary to perfect Seller's security interest in such Goods. Buyer also authorizes Seller to execute, on Buyer's behalf, such statements or other documentation necessary to perfect Seller's security interest in such Goods. Seller shall be entitled to all applicable rights and remedies of a secured party under applicable Law. The security interest granted by this Section shall automatically discharge upon payment for the applicable Goods and Seller shall file all documentation necessary confirm release of any such lien.

ARTICLE VI

Certain Obligations of Buyer and Seller

Section 6.01 Certain Prohibited Acts. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor Seller, nor any of their Personnel, shall:

(a)	make any representations, conditions, warranties, guarantees, indemnities, similar claims or other commitments:
(i)	actually, apparently or ostensibly on behalf of the other Party, or

(ii)

to any customer or other Person with respect to the Goods, which are additional to or inconsistent with any then-existing representations, conditions, warranties, guarantees, indemnities, similar claims or other commitments in this Agreement or any written documentation provided by Seller to Buyer or Seller to Buyer;

(b)	engage in any unfair, competitive, misleading or deceptive practices respecting Seller, Seller's Trademarks or the Goods, including any product disparagement; and
(c)

separate any software or accessories sold, bundled or packaged with any Good from such Good or sell, license or distribute such software on a standalone basis, or remove, translate or modify the contents or documentation of or related to such software or accessories, including any customer license agreements or warranty statements; provided however that the limitation in this subsection (c) shall not apply to any software or accessories the designs or Intellectual property for which are owned, licensed, or sourced by Buyer.

Section 6.02 Restrictions on Sales or Delivery Outside the Territory. INTENTIONALLY DELETED

Section 6.03 Government Contracts. Buyer shall not resell Goods to any Governmental Authority or its respective agencies without Seller's prior written approval. Unless otherwise separately agreed in writing between Seller and Buyer, no provisions required in any government contract or subcontract related thereto shall be a part of this Agreement or imposed upon or binding upon Seller, and this Agreement shall not be deemed an acceptance of any government provisions that may be included or referenced in Buyer's request for quotation, Purchase Order or any other document.

Section 6.04 Credit Risk on Resale of the Goods to Customers. Buyer shall be responsible for all credit risks with respect to, and for collecting payment for, all products (including Goods) sold to its customers or other third parties, whether or not Buyer has made full payment to Seller for such products. The inability of Buyer to collect the purchase price for any product shall not affect Buyer's obligation to pay Seller for any Goods.

Section 6.05 Buyer's Financial Condition.

(a)	Each issuance of a Purchase Order to Seller will constitute Buyer's representation and warranty that:
(i)	Buyer is not insolvent on a balance sheet basis;
(ii)	Buyer is paying all debts as they become due;
(iii)	Buyer is able to pay for the Goods identified in such Purchase Order in accordance with the terms of this Agreement;
(iv)	Buyer is in compliance with all loan covenants and other obligations to which it is subject; and

(v)

all financial information provided to Seller concerning Buyer is true and accurate, and fairly represents Buyer's financial condition as of the date such information is provided or the specific time period stated in the information.

(b)

Buyer shall furnish Seller with statements accurately and fairly evidencing Buyer's financial condition as Seller may, from time to time, reasonably request. Without limitation of the foregoing, Buyer shall furnish to Seller copies of any quarterly or annual financial statements delivered by Buyer to any of its creditors within thirty (30) days following delivery of such financial statements to such creditor. Buyers filing of such financial statements with the US Securities and Exchange Commission via its EDGAR system shall be deemed delivery to Seller.

(c)

Buyer shall promptly notify Seller, and Seller shall promptly notify Buyer, in writing, of any and all events that have had or may have a material adverse effect on the notifying Party’s ability to timely perform its obligations under this Agreement, including:

(i)	any change in management;
(ii)	any sale, lease or exchange of a material portion of the notifying Party’s assets;
(iii)	a change in Control of the notifying Party; or
(iv)	the breach of any loan covenants or other material obligations of the notifying Party to its creditors.

Nothing in this Subsection C shall be construed to require any party to disclose any non-public information that such party reasonably believes would constitute a violation of any applicable law or regulation. Upon request, Seller may require that Buyer enter into a “Standstill Agreement” prohibiting Buyer or any individual with access to Seller’s disclosures from trading in Seller’s stock. Buyer’s filing of reports regarding such information with the US Securities and Exchange Commission via its EDGAR system shall be deemed delivery to Seller.

Section 6.06 General Compliance with Laws.

(a)

Buyer and Seller shall at all times comply with all Laws applicable to this Agreement, Buyer's and Seller’s operation of its business and the exercise of its rights and performance of its obligations hereunder, including the production, purchase, use or resale of the Goods.

(b)	Buyer and Seller shall obtain and maintain all Permits necessary to conduct their business relating to the production, purchase, use or resale of the Goods.
(c)	Buyer and Seller shall not engage in any activity or transaction involving the Goods, by way of production, resale, lease, shipment, use or otherwise, that violates any Law.

ARTICLE VII

Representations and Warranties

Section 7.01 Buyer's Representations and Warranties. Buyer represents and warrants to Seller that:

(a)	it is a corporation, duly incorporated and validly existing under the laws of the Province of Quebec;
(b)

it is duly licensed or registered to carry on business in every jurisdiction in which such license or registration is required for purposes of this Agreement, except where the failure to be so licensed or registered, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c)	it has all necessary power and capacity to enter into this Agreement, grant the rights and licenses granted under this Agreement, and perform its obligations hereunder;
(d)

the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Buyer, have been duly authorized by all necessary action on the part of Buyer;

(e)

the execution, delivery and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Buyer's organizational documents (including its articles of incorporation), (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any Buyer Contract;

(f)	when executed and delivered by Buyer and Seller, this Agreement will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms;
(g)

to the best of its knowledge, it is in material compliance with all applicable Laws and Buyer Contracts relating to this Agreement, the Goods and the operation of its business (including all loan covenants and other financing obligations to which it is subject);

(h)	to the best of its knowledge, it has obtained all Permits required by applicable Laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement;
(i)	it is not insolvent and is paying all of its debts as they become due; and
(j)	all financial information that it has provided to Seller is true and accurate and fairly represents Buyer's financial condition.

Section 7.02 Seller's Representations and Warranties. Seller represents and warrants to Buyer that:

(a)	it is a corporation, duly registered and validly existing under the laws of the Province of Ontario;
(b)

it is duly licensed or registered to carry on business in every jurisdiction in which such license or registration is required for purposes of this Agreement, except where the failure to be so licensed or registered, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c)	it has all necessary corporate power and capacity to enter into this Agreement, grant the rights and licenses granted under this Agreement, and perform its obligations hereunder;
(d)

the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Seller, have been duly authorized by all necessary corporate action on the part of Seller;

(e)

the execution, delivery and performance of this Agreement by Seller will not violate, conflict with, require consent under or result in any breach or default under (i) any of Seller's organizational documents (including its articles of incorporation and by-laws), (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material Seller Contract;

(f)	when executed and delivered by Buyer and Seller, this Agreement will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms;
(g)

to the best of its knowledge, it is in material compliance with all applicable Laws and Seller Contracts relating to this Agreement, the Goods and the operation of its business (including all loan covenants and other financing obligations to which it is subject); and

(h)

to the best of its knowledge, it has obtained all material Permits required by applicable Laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement.

Section 7.03 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES; NON-RELIANCE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN Section 7.02 AND THE PRODUCT WARRANTY SET FORTH IN ARTICLE VIII, (A) NEITHER SELLER NOR ANY PERSON ON SELLER'S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION, WARRANTY OR CONDITION WHATSOEVER, EITHER ORAL ORWRITTEN, INCLUDING ANY IMPLIED CONDITIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER'S BEHALF,

EXCEPT AS SPECIFICALLY PROVIDED IN Section 7.02 AND ARTICLE VIII OF THIS AGREEMENT.

ARTICLE VIII

Product Warranty and Recall

Section 8.01 Limited Product Warranty. Subject to Section 7.03, Section 8.02, Section 8.03 and Section 8.04, Seller warrants to Buyer as follows (together constituting the "Product Warranty" hereunder):

(a)

The Parties intend to negotiate and enter into a separate Warranty Agreement as a supplement to this Agreement, following completion of DVP testing in order to define the applicable period for which Seller will warrant the Goods (the “Warranty Period").

(b)	For the duration of the Warranty Period, the Goods will:
(i)	conform, in all material respects, to the Specifications; and
(ii)	be free from significant defects in materials and workmanship (except for designs or materials provided by Buyer).
(c)	Buyer will receive good and valid title to the Goods, free and clear of all encumbrances

Section 8.02 Product Warranty Limitations. The Product Warranty does not apply to any Good that:

(a)

has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any instructions issued by Seller;

(b)	has been reconstructed, repaired or altered by Persons other than Seller or its authorized Representative; or
(c)	has been used with any hardware or product that has not been previously approved in writing by Seller.

Section 8.03 Buyer's Exclusive Remedy for Defective Goods. Notwithstanding any other provision of this Agreement (except for Section 8.05), this Section 8.03 contains Buyer's exclusive remedy for Defective Goods. Buyer's remedy under this Section 8.03 is conditioned upon Buyer's compliance with its obligations under Section 8.03(a) and Section 8.03(b) below. During the Warranty Period, with respect to any allegedly Defective Goods:

(a)

Buyer shall notify Seller, in writing, of any alleged claim or defect within twenty (20) days from the date Buyer discovers, or upon reasonable inspection should have discovered, such alleged claim or defect (but in any event before the expiration of the applicable Warranty Period);

(b)	Buyer shall ship, at its expense and risk of loss, such allegedly Defective Goods to Seller's facility for inspection and testing by Seller;
(c)

if Seller's inspection and testing reveals, to Seller's reasonable satisfaction, that such Goods are Defective and any such defect has not been caused or contributed to by any of the factors described under Section 8.02, Seller shall and at its expense, repair or replace such Defective Goods and refund Buyers shipping costs; and

(d)

Seller shall ship to Buyer, at Seller's expense and risk of loss, the repaired or replaced Goods to a location designated by Buyer, and reimburse Buyer for shipping expenses incurred in returning the defective Goods to Seller.

Buyer has no right to return for repair, replacement, credit or refund any Good except as set forth in this Section 8.03 (or if otherwise applicable, Section 4.06 or Section 8.05). In no event shall Buyer reconstruct, repair, alter or replace any Good, in whole or in part, either itself or by or through any third party.

SUBJECT TO Section 8.05, THIS Section 8.03 SETS FORTH BUYER'S SOLE REMEDY AND SELLER'S ENTIRE LIABILITY FOR ANY BREACH OF THE LIMITED PRODUCT WARRANTY SET FORTH IN Section 8.03.

Section 8.04 Third-Party Products. The Parties acknowledge that the Goods purchased by Buyer under this Agreement may contain products manufactured by a third party ("Third-party Products"). The following provisions will apply to specific Third-party Products related to the warranty in Section 8.01:

(a)	Consigned Materials by Buyer to Seller will not be covered by the warranty in Section 8.01;
(b)	Third-Party Products (and materials) sourced directly by Seller from its sub-suppliers will be covered by the warranty in Section 8.01,; and
(c)

Third-Party Products (and materials) procured by Seller at the direction of Buyer (Directed Sourcing) will be covered by the warranty in Section 8.01, but only to the extent that Seller is able to obtain same or similar warranties from the subject third party supplier.

Notwithstanding the foregoing, if Linamar wishes to source Third-Party Products from a sub-supplier that does not offer a warranty comparable to the warranty provided in Section 8.01, the parties will discuss the business case for use of such sub-supplier and, if agreed by Buyer, will negotiate a separate limited warranty to cover such Third-Party Products.

Section 8.05 Product Withdrawal. If Seller believes that any Goods sold to Buyer may be Defective, the parties will confer in good faith and, if Buyer and Seller agree, the parties will withdraw all similar Goods from sale or use and, at Seller's option, either return such Goods to Seller (at Seller’s expense) or destroy the Goods and provide Seller with written certification of such destruction. Notwithstanding the limitations of Section 8.03, if Buyer returns all withdrawn Goods or destroys all withdrawn Goods and provides Seller with written certification of such destruction following Buyer and Seller's mutually agreed upon withdrawal plan, unless any such defect has not been caused or contributed to by any of the factors described under Section 8.02, Seller shall (a) repair or replace all such returned Goods or (b) replace such destroyed Goods, in either case pursuant to the terms of Section 8.03(d).

THIS Section 8.05 SETS FORTH BUYER'S SOLE REMEDY AND SELLER'S ENTIRE LIABILITY FOR ANY GOODS THAT ARE WITHDRAWN UNDER THIS Section 8.05.

ARTICLE IX

Intellectual Property

Section 9.01 Definitions.

(a)	The term “Intellectual Property Rights” shall have the meaning set forth in ARTICLE I.
(b)

The term “Buyer Intellectual Property” means all Intellectual Property Rights owned by Buyer as of the Effective Date (or created afterwards by or on behalf of Buyer other than as contemplated by this Agreement) that relates to the Goods; provided, however, that regardless any of the language in this or related agreements, any rights or claims to rights that may be held by the United States Federal Government in Buyer Intellectual Property will be granted as applicable and necessary.

(c)

The term “Seller Intellectual Property” means all Intellectual Property Rights owned by Seller as of the Effective Date (or created afterwards by or on behalf of Seller other than as contemplated by this Agreement) that relates to the manufacturing of the Goods; provided, however, that regardless any of the language in this or related agreements, any rights or claims to rights that may be held by the United States Federal Government in Seller Intellectual Property will be granted as applicable and necessary.

Section 9.02 License for Use of Buyer Intellectual Property. Subject to termination as provided herein, Buyer grants to Seller an exclusive, royalty-free, worldwide license to Buyer Intellectual Property (with the right to sublicense subject to Buyer approval) with all substantial rights under the patent rights in the contemplated fields of use to the extent necessary to make, have made, and use the Goods throughout the world for the purpose of manufacturing the Goods covered by this Agreement for the benefit of Buyer or its assignee (the "License"). Buyer will maintain the patent(s) covering or comprising the Buyer Intellectual Property and pay all annuity, renewal or maintenance fees for such patent(s).

Section 9.03 License for Use of Seller Intellectual Property. Subject to termination as provided herein, Seller grants to Buyer a non-exclusive, royalty-free, worldwide license to Seller Intellectual Property (with the right to sublicense subject to Seller approval) with all substantial rights under the patent rights in the contemplated fields of use to the extent necessary for Buyer to make, have made, sell to its customers and use Goods sold to Buyer hereunder throughout the world (the "Seller License"). Seller will maintain the patent(s) covering or comprising the Seller Intellectual Property and pay all annuity, renewal or maintenance fees for such patent(s). Upon termination of this Agreement for any reason, Seller shall grant Buyer an option to negotiate a non-exclusive license, on commercially reasonable terms, to any Seller Intellectual Property used in the manufacture of the Products (“Option”). If Buyer does not provide Seller with written notice of its intention to exercise the Option within six (6) months of termination of this Agreement the Option shall expire. If Buyer does provide Seller with such written notice the Parties shall enter into reasonable discussions to determine the terms and scope of the license.

Section 9.04 Joint Intellectual Property. All Buyer Intellectual Property and all modifications or improvements thereto developed in connection with the work performed under this Agreement whether by Seller or Buyer or jointly shall remain the sole and exclusive property of Buyer, and Seller hereby assigns any rights it may have in such Intellectual Property to Buyer, unless otherwise agreed by the Parties. All Seller Intellectual Property and all improvements thereto developed in connection with the work performed under this Agreement whether by Seller or Buyer or jointly shall remain the sole and exclusive property of Seller and Buyer hereby assigns any rights it may have in such Intellectual Property to Seller. Any jointly developed intellectual property that is neither Buyer Intellectual Property nor Seller Intellectual Property will be jointly owned by Seller and Buyer. (“Joint Intellectual Property”). Buyer and Seller may each commercially exploit any Joint Intellectual Property; provided, however, that neither Party may use such Joint Intellectual Property in the development or sale of products that compete with the Goods unless they are also added to the definition of Products for the purpose of this Agreement.

Section 9.05 Prohibited Acts. Buyer and Seller shall not:

(a)	take any action that may interfere with any of the other Party’s Intellectual Property Rights, including the other Party’s ownership or exercise thereof;
(b)	challenge any right, title or interest of the other Party in the other Party’s Intellectual Property Rights;
(c)	make any claim or take any action adverse to the other Party’s ownership of its Intellectual Property Rights;
(d)

register or apply for registrations for, anywhere in the world, the other Party’s Trademarks or any other trademark that is similar to the other Party’s Trademark or that incorporates such trademarks in whole or in confusingly similar part;

(e)	use any mark, anywhere, that is confusingly similar to the other Party’s Trademarks;
(f)	engage in any action that tends to disparage, dilute the value of, or reflect negatively on the products purchased under this Agreement (including Goods) or any of the other party’s Trademark;
(g)	misappropriate any of the other Party’s Trademarks for use as a domain name without the other Party’s prior written consent; or
(h)

alter, obscure or remove any of the other Party’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Goods), marketing materials or other materials.

ARTICLE X

Confidentiality

Section 10.01 Scope of Confidential Information. From time to time during the Term, one Party (as the "Disclosing Party") may disclose or make available to the other Party (as the "Receiving Party") information about its business affairs, goods and services (including any Forecasts), confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether oral or in written, electronic or other form or media, and marked or designated or otherwise identified as "confidential" constitutes "Confidential Information" hereunder. Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence:

(a)	is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Article X by the Receiving Party or any of its Representatives;
(b)

is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c)	was known by or in the possession of the Receiving Party or its Representatives before being disclosed by or on behalf of the Disclosing Party;
(d)	was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party's Confidential Information; or
(e)	is required to be disclosed under applicable Law.

Section 10.02 Protection of Confidential Information. The Receiving Party shall, for three years from disclosure of such Confidential Information:

(a)

protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care and in accordance with applicable Laws;

(b)	not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and
(c)

not disclose any such Confidential Information to any Person, except to the Receiving Party's Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

The Receiving Party shall be responsible for any breach of this Section 10.02 caused by any of its Representatives. The provisions of this ARTICLE X shall survive termination or expiration of this Agreement for any reason for a period of one year after such termination or expiration, unless otherwise required under any applicable Law. On the expiration or earlier termination of this Agreement or at the Disclosing Party's written request, the Receiving Party and its Representatives shall, under this ARTICLE X, promptly return or destroy all Confidential Information and copies thereof that it has received under this Agreement.

In the event of any conflict between the terms and provisions of this ARTICLE X and those of any other provision of this Agreement, the terms and provisions of this ARTICLE X shall prevail.

ARTICLE XI

Tooling

Section 11.01 The majority of all Equipment and Tooling used to manufacture the Goods is owned by Seller. Buyer has no right, title, or interest in or to any of the Seller-owned Equipment and Tooling. A portion of the Seller-owned Equipment and Tooling is included in an amortized pricing schedule as outlined in Schedule 1. Custom Tooling used to manufacture the Goods is owned by Buyer and defined in Schedule 1. Buyer-owned Custom Tooling will be managed according to the following provisions:

(a)

The right, title and interest in and to all supplies, materials, tools, jigs, dies, gauges, fixtures, molds, patterns, equipment, designs, drawings, specifications, spare parts, trial parts, ancillary products, items owned by Buyer and other items furnished by Buyer or its customers to Seller for use in manufacturing Goods, or for which Seller is reimbursed by Buyer or its customers (“Buyer’s Property”), shall be and remain the property of Buyer and/or its customers. Seller shall bear the risk of loss of and damage to such Buyer’s Property. Seller will: (i) properly house and maintain Buyer’s Property on Seller’s premises; (ii) not use Buyer’s Property for any purpose other than for performance under the Purchase Order; (iii) prominently mark Buyer’s Property as property of Buyer; (iv) refrain from commingling Buyer’s Property with the property of Seller or with that of a third party; (v) adequately insure Buyer’s Property against loss or damage, including but not limited to maintaining full fire and extended coverage insurance for replacement value and naming Buyer as an additional insured; (vi) take reasonable steps to ensure that Buyer’s Property does not become subject to any liens or other claims; and (vii) not move Buyer’s Property to another location whether owned by Seller or a third party, without the prior written consent of Buyer.

(b)

Unless otherwise agreed to in writing by Buyer, Seller at its own expense shall keep Buyer’s Property in good condition and repair, including repair necessitated by wear and tear and other usage by Seller. In the event that it becomes necessary, as determined by either Buyer or Seller, to replace Buyer’s Property due to normal use by the Seller, or otherwise, said replacement of Buyer’s Property shall be at the sole expense of the Buyer and said replacement Buyer’s Property shall remain the property of Buyer. Buyer does not guarantee the accuracy of any Buyer’s Property or the availability or suitability of any supplies or material furnished by it. Seller assumes sole responsibility for inspecting, testing and approving all Buyer’s Property or other materials supplied by Buyer prior to any use by Seller.

(c)

Buyer will have the right to enter Seller’s premises at reasonable times to inspect Buyer’s Property and Seller’s records pertaining thereto. Upon written request, Seller, at its expense, and only upon the payment of all outstanding accounts owed to Seller or such other amount as may be agreed to by the Parties, shall immediately deliver Buyer’s Property, at Buyer’s option, Ex-works according to Incoterms 2020, and properly packed and marked in accordance with the requirements of the carrier and Buyer at a delivery location designated by Buyer. Seller will cooperate with Buyer’s removal of Buyer’s Property from Seller’s premises.

(d)

Seller expressly waives and releases, and agrees not to file or otherwise assert or prosecute or suffer to permit any statutory, equitable or other liens, including but not limited to any molder liens, tool liens, builder liens and the like, that Seller has or might have on or in connection with Buyer’s Property for all work, including but not limited to, designing, manufacturing, improving, maintaining, servicing, using, assembling, fabricating or developing Buyer’s Property. Seller hereby agrees to indemnify, defend and hold harmless Buyer from and against any loss, liabilities, costs, expenses, suits, actions, claims and all other obligations and proceedings, including without limitation all attorney’s fees and all other cost of litigation that are in any way related to releasing, terminating or otherwise removing all such liens placed on Buyer’s Property. Seller will assign to Buyer any claims Seller has against third parties with respect to Buyer’s Property.

(e)

Seller acknowledges and agrees that: (i) Buyer may not be the manufacturer of Buyer’s Property nor the manufacturer’s agent nor a dealer therein; (ii) Buyer is bailing Buyer’s Property to Seller for Seller’s benefit; and (iii) Seller has inspected Buyer’s Property and is satisfied that Buyer’s Property is suitable and fit for its purposes. Except in cases in which Buyer is design responsible for the Buyer’s Property, BUYER HAS NOT MADE AND DOES NOT MAKE ANY WARRANTY OR REPRESENTATION WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE FITNESS, CONDITION, MERCHANTABILITY, DESIGN OR OPERATION OF BUYER’S PROPERTY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE. Buyer shall not be liable to Seller for any loss, damage, injury or expense of any kind or nature caused, directly or indirectly, by Buyer’s Property, including, without limitation, its use or maintenance, or its repair, service or adjustment, or by any interruption of service or for any loss of business whatsoever or howsoever caused, including, without limitation, any anticipatory damages, loss of profits or any other indirect, special or consequential damages.

ARTICLE XII

Inspection and Audit Rights

Section 12.01 Seller's Right of Access. Both Parties hereby grant to the other Party and its authorized Representatives, reasonable access to the disclosing Party’s premises during normal business hours for purposes of reviewing pertinent documents and other information, whether stored in tangible or intangible form, including any books, records and accounts, in any way related to the disclosing Party’s performance under this Agreement and the production, use or resale of the Goods, for the purpose of auditing the disclosing Party’s compliance with the terms of this Agreement, including conducting a physical inventory inspection, provided that any physical inventory inspection may take place no more frequently than semi-annually. Both Parties agree to cooperate fully and in good faith with the scope and scheduling of any such audit or inspection.

Section 12.02 Records. Both Parties shall maintain, during the Term and for a period of three years after the Term complete and accurate books and records and any other financial information.

ARTICLE XIII

Insurance

Section 13.01 Insurance. Without limiting either Party’s indemnification obligations under this Agreement, during the Term and for a period of five years both Party’s shall, at their own expense, maintain and carry in full force and effect, subject to the requirements set forth in Section 13.02 and appropriate levels of self-insurance, commercial general liability with limits no less than $5 million USD for each occurrence and $10 million in the aggregate, including bodily injury and property damage and products and completed operations and advertising liability, which policy will include contractual liability coverage insuring the activities of the Parties under this Agreement.

Section 13.02 Insurance Contract Requirements. The Parties shall ensure that all insurance policies required under Section 13.01:

(a)	are issued by insurance companies of reasonable commercial repute;
(b)

provide that such insurance carriers give the other Party at least 30 days prior Notice of cancellation or non-renewal of policy coverage, provided that, before such cancellation, the cancelling Party has new insurance policies in place that meet the requirements of this ARTICLE XIII;

(c)	provide that such insurance be primary insurance and any similar insurance in the name of or for the benefit of the Parties, or both, shall be excess and noncontributory;
(d)	waive any right of subrogation of the insurers against the other Party.

Section 13.03 Insurance Certificates. Upon either Party’s written request, the receiving Party shall provide the requesting Party with copies of the certificates of insurance and policy endorsements for all insurance coverage required by this ARTICLE XIII, and shall not do anything to invalidate such insurance. This Section 13.03 shall not be construed in any manner as waiving, restricting or limiting the liability of either Party for any obligations imposed under this

Agreement (including but not limited to, any provisions requiring a party hereto to indemnify, defend and hold the other harmless under this Agreement).

ARTICLE XIV

Indemnification

Section 14.01 Mutual Indemnification. Subject to the terms and conditions of this Agreement, a Party (as "Indemnifying Party") shall indemnify, defend and hold harmless the other Party (collectively, "Indemnified Parties") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable legal fees, disbursements and charges, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, awarded against any Indemnified Party in a final non-appealable judgment (collectively, "Losses"), arising out or resulting from any third-party Claim alleging:

(a)	a material breach or non-fulfillment of any of Indemnifying Party's representations, warranties, conditions or covenants set forth in this Agreement;
(b)

any grossly negligent or more culpable act or omission of Indemnifying Party or any of its Representatives (including any recklessness or willful misconduct) in connection with Indemnifying Party's performance of its obligations under this Agreement;

(c)	any bodily injury, death of any Person or damage to real or tangible personal property caused by the willful or grossly negligent acts or omissions of Indemnifying Party or any of its Representatives.

Section 14.02 Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend any Indemnified Party against any Claim (whether direct or indirect) if such Claim or the corresponding Losses result directly from, in whole or in part, Indemnified Party's or its Personnel's:

(a)	gross negligence or more culpable act or omission (including recklessness or willful misconduct); or
(b)	bad faith failure to comply with any of its obligations set forth in this Agreement; or
(c)	use of the Goods in any manner not otherwise authorized under this Agreement or that does not materially conform with any usage instructions, guidelines, specifications provided by Seller.

Section 14.03 Seller Intellectual Property Indemnification. Subject to the terms and conditions of Section 14.04, Seller shall defend, hold harmless and indemnify, the Indemnified Parties from and against all Losses awarded against any Buyer Indemnitee in a final non-appealable judgment arising out of any third-party Claim alleging that any of the Goods or Buyer's receipt or use thereof infringes any Intellectual Property Right.

If the Goods, or any part of the Goods, become, or in Seller's opinion are likely to become, subject to a Claim that qualifies for intellectual property indemnification coverage under this Section 14.03, Seller shall, at its sole option and expense, notify Buyer to cease using such Goods.

Section 14.04 Exceptions to Seller's Intellectual Property Indemnification. Notwithstanding anything to the contrary in this Agreement, Seller is not obligated to indemnify or defend any Indemnified Parties against any Claim (whether direct or indirect) under Section 14.03 if such Claim or the corresponding Losses arise out of or result from, in whole or in part,:

(a)	the circumstances described in Section 14.02(a), Section 14.02(b) and Section 14.02(c);
(b)	Buyer's marketing, advertising, promotion or sale or any product containing the Goods;
(c)

use of the Goods in combination with any products, materials or equipment supplied to Buyer by a Person other than Seller or its authorized Representatives, if the infringement would have been avoided by the use of the Goods not so combined;

(d)

any modifications or changes made to the Goods by or on behalf of any Person other than Seller or its Representatives, if the infringement would have been avoided without such modification or change; or

(e)	goods (including Goods), products or assemblies manufactured or designed by Buyer.

Section 14.05 Exclusive Remedy. SECTION 14 SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF EACH INDEMNIFYING PARTY AND THE SOLE AND EXCLUSIVE REMEDY FOR EACH INDEMNIFIED PARTY FOR ANY DAMAGES COVERED BY SECTION 14.

ARTICLE XV

NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES

Section 15.01 NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES.EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

Section 15.02 MAXIMUM LIABILITY FOR DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EACH PARTY'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED 300% THE TOTAL OF THE AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID TO SELLER UNDER THIS AGREEMENT.

Section 15.03 ASSUMPTION OF RISK. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ASSUMES ALL RISK AND LIABILITY FOR THE RESULTS OBTAINED BY THE USE OF ANY GOODS IN THE PRACTICE OF ANY PROCESS, WHETHER IN TERMS OF OPERATING COSTS, GENERAL EFFECTIVENESS, SUCCESS OR FAILURE, AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY SELLER, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE GOODS.

Section 15.04 EXCEPTIONS TO LIMITATIONS. Notwithstanding any other provision of this Agreement, the limitations on liability and damages set forth in this ARTICLE 15 shall not apply to claims involving gross negligence or more culpable act or omission (including recklessness or willful misconduct) or bad faith failure to comply with any obligations set forth in this Agreement.

ARTICLE XVI

Term; Termination

Section 16.01 Initial Term. The term of this Agreement commences on the Effective Date and continues for a period of seven years, unless and until earlier terminated under the terms of this Agreement or applicable Law (the "Initial Term" or the “Term”).

Section 16.02 Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for to two additional successive years unless and until either Party provides Notice of non-renewal at least six months before the end of the then-current term (each, a "Renewal Term" and together with the Initial Term, the "Term"), unless the Initial Term or any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable Law. If the Term is renewed for any Renewal Term(s) pursuant to this Section 16.02, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately before such renewal. If either Party provides timely Notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.

Section 16.03 Seller's Right to Terminate the Agreement. Seller may terminate this Agreement (including all Individual Transactions, in accordance with Section 3.03), by providing Notice to Buyer:

(a)	if Buyer fails to pay any amount when due under this Agreement, and payment is not made within 5 business days after Seller gives notice of such failure ("Payment Failure");
(b)

if Buyer is in breach of, or threatens to breach, any representation, warranty, condition or covenant of Buyer under this Agreement (other than committing a Payment Failure) and either the breach cannot be cured or, if the breach can be cured, it is not cured by Buyer within a commercially reasonable period of time under the circumstances, in no case exceeding ten days following Buyer's receipt of Notice of such breach;

(c)	pursuant to and in accordance with Section 5.04(f);
(d)	if Buyer:
(i)	becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;
(ii)	files an application for voluntary bankruptcy;
(iii)	has a bankruptcy order made against it or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law;
(iv)	seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts;
(v)	makes or seeks to make a general assignment for the benefit of its creditors; or
(vi)

applies for or has an interim receiver, receiver, receiver-manager, trustee, monitor, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(e)	if Seller terminates any other agreement between (i) Seller and (ii) Buyer or Buyer’s Affiliates, due to Buyer’s or Buyer’s Affiliates’ breach or non-performance thereof;
(f)	if, without obtaining Seller's prior written consent,
(i)	Buyer sells, leases or exchanges a material portion of Buyer's assets to a Person that is a material competitor to Seller;
(ii)	Buyer merges or amalgamates with or into another Person that is a material competitor to Seller; or
(iii)	a change in Control of Buyer occurs which results in Buyer being controlled by a material competitor to Seller.

Any termination under this Section 16.03 will be effective on Buyer's receipt of Seller's Notice of termination or such later date (if any) set forth in such termination Notice. Upon the occurrence of any of the events described under this Section 16.03, Seller may, in addition to any of its other rights to suspend performance under this Agreement or applicable Law, immediately suspend its performance under all or any part of this Agreement, without any liability of Seller to Buyer, and, notwithstanding anything to the contrary contained in this Agreement (including the limitations set forth in ARTICLE XV) Seller may, at its election, recover any and all damages (including direct, indirect, incidental and consequential damages), costs (including legal fees, disbursements and charges), expenses and losses incurred by Seller as a result of any event described under this Section 16.03 or any breach of this Agreement by Buyer.

Further to the above Seller shall have the right to terminate this Agreement, for convenience. in whole or in part, should Buyer fail within the first twenty-four (24) months following the execution of this Agreement to consistently issue binding Purchase Orders in accordance with s. 3.02 of this Agreement, that would, in Seller’s sole discretion and good faith, allow Seller to make commercially reasonable margins on the performance of its ongoing obligations. Should Seller elect to exercise this right of termination, it shall provide Buyer at least one-hundred and eighty (180) days’ written notice. Upon providing such notice, Seller will act in a commercially reasonable fashion to assist Buyer in the conclusion or discontinuation of all ongoing services and to facilitate the transition of services or prototype supply to an alternative source.

Section 16.04 Buyer's Right to Terminate. Buyer may terminate this Agreement by providing Notice to Seller:

(a)

if Seller is in material breach of any representation, warranty or covenant of Seller under this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by Seller within a commercially reasonable period of time (in no case exceeding ten days after Seller's receipt of Notice of such breach; or

(b)	if Seller:
(i)	becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;
(ii)	files an application for voluntary bankruptcy;
(iii)	has a bankruptcy order made against it or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law;
(iv)	seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts;
(v)	makes or seeks to make a general assignment for the benefit of its creditors; or
(vi)	applies for or has an interim receiver, receiver, receiver-manager, trustee, monitor, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

(c)	in the event of a Force Majeure Event affecting Seller's performance under this Agreement for more than one hundred and twenty consecutive days.

Notwithstanding any termination, Buyer shall pay to Seller all amounts due to Seller for conforming Goods delivered by Seller to Buyer before Seller's receipt of the termination Notice in accordance with existing payment terms. In addition, unless Buyer has exercised its right to terminate due to a material breach of product quality by Seller, Buyer shall reimburse Seller for all of Seller's out-of-pocket costs and expenses (including raw materials, machinery, unamortized capital costs, unallocated overhead and equipment purchases) incurred by Seller before receipt of Buyer's termination Notice that arise from or relate to this Agreement or any Purchase Order issued by Buyer to Seller before Seller's receipt of such notice (each, a "Reimbursement Payment"). Seller shall submit its claim for any Reimbursement Payment within 30 days after the effective date of termination and Buyer will pay such claim within 45 days after receipt of Seller’s invoice. Any termination under this Section 16.04 will be effective on the latest to occur of Seller's receipt of Buyer's written Notice of termination, Seller's receipt of the Reimbursement Payment or such other later date (if any) set forth in such termination Notice (if and to the extent that such later date is approved by Seller in writing).

Section 16.05 Effect of Expiration or Termination

(a)

Upon the termination of this Agreement pursuant to Section 16.04(a) or Section 16.04(b), all indebtedness of Buyer to Seller under this Agreement, any other agreement or otherwise, of any kind, shall become immediately due and payable to Seller, without further notice to Buyer.

(b)	Expiration or termination of the Term will not affect any rights or obligations of the Parties that:
(i)	come into effect upon or after termination or expiration of this Agreement; or
(ii)	otherwise survive the expiration or earlier termination of this Agreement under Section 17.04 and were incurred by the Parties before such expiration or earlier termination.
(c)

Any termination under this Agreement pursuant to Section 16.04(a) or Section 16.04(b) automatically operates as a cancellation of any deliveries of Goods to Buyer that are scheduled to be made subsequent to the effective date of termination, whether or not any orders for such Goods had been accepted by Seller. With respect to any Goods that are still in transit upon termination of this Agreement, Seller may require, in its sole discretion, that all sales and deliveries of such Goods be made on either a cash-only or certified-check basis.

(d)	Termination of this Agreement will not constitute a waiver of any of the terminating Party's rights or remedies under this Agreement, at law, in equity or otherwise.

Section 16.06 Transition of Supply. Upon the expiration or earlier termination of this Agreement for whatever reason, Seller agrees to take commercially reasonable actions in order to minimize the prospect of an interruption in the supply of Goods to Buyer. Among other things, Seller agrees to take such actions as may be reasonably required by Buyer to accomplish the transition from Seller to an alternative supplier, including without limitation the following:

(a)	Seller shall provide all notices necessary or desirable for Buyer to resource the Purchase Order to an alternative supplier.
(b)

Seller shall provide a sufficient bank of Goods to ensure that the transition to any alternative supplier chosen by Buyer will proceed smoothly, as reasonably determined by Buyer. At Buyer’s request, Seller shall assure proper storage for the bank of Goods.

(c)

Seller shall provide to Buyer all tooling and any other property furnished by or belonging to Buyer or any of Buyer’s customers in as good a condition as when received by Seller, reasonable wear and tear excepted. Buyer and the alternative supplier reserve the right to access and actively participate during the disconnect or disassemble process for the property.

(d)

Seller shall, at Buyer’s option: (i) assign to Buyer any or all supply contracts or purchase orders for raw material or components relating solely to the Agreement; (ii) sell to Buyer, at Seller’s cost, any or all perishable tooling and Goods inventory relating solely to the Agreement; and/or (iii) sell to Buyer any of Seller’s Property relating solely to the Agreement, at a price equal to the unamortized portion of the cost of such items less any amounts Buyer previously paid to Seller for the cost of such items. Seller shall provide documentation supporting the original cost of any unamortized items.

(e)

Seller shall cooperate with Buyer and perform a reasonable tooling and property exit process as a standard course of conducting business. Seller also agrees to provide all reasonable information requested or required by Buyer for the transition.

(f)	The term “alternative supplier” expressly includes, but is not limited to, a Buyer-owned facility.

ARTICLE XVII

Miscellaneous

Section 17.01 Further Assurances. Both parties will reasonably cooperate to, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

Section 17.02 Relationship of the Parties. The relationship between Seller and Buyer is solely that of vendor and vendee, and the Parties are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

Section 17.03 Entire Agreement. Subject to Section 2.02, this Agreement, including and together with any related exhibits, schedules, attachments and appendices, together with any Basic Purchase Order Terms, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

Section 17.04 Survival.

(a)

Subject to the limitations and other provisions of this Agreement: (a) warranties provided under Section 8.01 shall survive for the applicable Warranty Period; (b) the remaining representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement for a period of six months after such expiration or termination; or such other longer time as may be specified in the applicable warranty; and (c) any provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement for the period specified therein, of if no period is specified, for a period of six months after such expiration or termination. All other provisions of this Agreement will not survive the expiration or earlier termination of this Agreement.

(b)

Notwithstanding any right under any applicable statute of limitations to bring a claim, no Action based upon or arising in any way out of this Agreement may be brought by either Party after the expiration of the applicable survival or other period set forth in this Section 17.04 and the Parties waive the right to file any such Action after the expiration of the applicable survival or other period; provided, however, that the foregoing waiver and limitation do not apply to the collection of any amounts due to Seller under this Agreement.

Section 17.05 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a "Notice") must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). Notices sent in accordance with this Section will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; (c) when sent, if by facsimile or email (in each case, with confirmation of transmission) if sent during the addressee's normal business hours and on the next business day if sent after the addressee's normal business hours; and (d) on the date delivered by certified or registered mail return receipt requested, postage prepaid.

Notice to Seller:	287 Speedvale Ave. W, Guelph ON
Email:	roger.fulton@linamar.com
Attention:	Office of the General Counsel

Notice to Buyer:	730 Boulevard Du Cure-Bovin, Boisbriand, QC,
Facsimile:	n/a
Email:	kulwant.sandher@gmail.com
Attention:	Chief Financial Officer

Section 17.06 Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" is deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Except as otherwise expressly provided in this Agreement, all dollar amounts referred to in this Agreement are stated in Canadian currency.

Section 17.07 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

Section 17.08 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 17.09 Amendment and Modification. No amendment to or modification, rescission, termination or discharge of this Agreement or any Basic Purchase Order Terms is effective unless it is in writing, identified as an amendment to or modification, rescission, termination or discharge of this Agreement or the Basic Purchase Order Terms and signed by an authorized Representative of each Party.

Section 17.10 Waiver.

(a)	No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement and signed by an authorized representative of the Party waiving its right.

(b)	Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion.
(c)	None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement:
(i)	any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or
(ii)	any act, omission or course of dealing between the Parties.

Section 17.11 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise. Notwithstanding the previous sentence, the Parties intend that Buyer's rights under Section 4.04, Section 4.06, and Buyer’s rights under ARTICLE XIV are Buyer's exclusive remedies for the events specified therein.

Section 17.12 Equitable Remedies. Both Parties acknowledge and agree that (a) a breach or threatened breach by either Party of any of its obligations under ARTICLE X would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by one Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to the Party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. The Parties agree that neither Party will oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 17.12.

Section 17.13 Assignment. Except in connection with a sale of all, or substantially all, assets of the assigning party, neither party can assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld.

Any purported assignment or delegation in violation of this Section 17.13 is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

Section 17.14 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective successors and assigns.

Section 17.15 No Third-party Beneficiaries. Except as expressly set forth in this Section 17.15, this Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

The Parties hereby designate each Indemnified Party as a third-party beneficiary of ARTICLE XIV, having the right to enforce such Section.

Section 17.16 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a "Dispute"), shall be submitted for negotiation and resolution to the President of Seller (or to such other person of equivalent or superior position designated by Seller in a written Notice to Buyer) and the President of Buyer (or to such other person of equivalent or superior position designated by Buyer in a written Notice to Seller), by delivery of written Notice (each, a "Dispute Notice") from either of the Parties to the other Party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within seven days after delivery of the applicable Dispute Notice, either Party may file suit in a court of competent jurisdiction in accordance with the provisions of Section 17.18 and Section 17.19 hereunder.

Section 17.17 Governing Law. This Agreement, including all Basic Purchase Order Terms, exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the Province of Ontario and the federal Laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the Province of Ontario or any other jurisdiction) to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of Ontario. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

Section 17.18 Choice of Forum. Any action or proceeding arising out of this Agreement, including all Basic Purchase Order Terms, Releases, exhibits, schedules, attachments and appendices attached to this Agreement and thereto, and all transactions contemplated hereby instituted in the provincial courts of Ontario, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding. The parties irrevocably and unconditionally waive any objection to the venue of any action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all Basic Purchase Order Terms, Releases and exhibits, schedules, attachments and appendices attached to this Agreement and thereto, and all contemplated transactions, including contract, equity, tort, fraud and statutory claims, in any forum other than as provided in this Section 17.18. Each Party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by action on the judgment or in any other manner provided by Law.

Section 17.19 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any Basic Purchase Order Terms, Releases, exhibits, schedules, attachments and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, or the transactions contemplated hereby.

Section 17.20 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. Notwithstanding anything to the contrary herein, a signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 17.21 Force Majeure. Any delay or failure of Seller to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond Seller's control, without its fault or negligence and that by its nature could not have been foreseen by Seller or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars or acts of terrorism) (each, a "Force Majeure Event").

Section 17.22 No Public Announcements or Trademark Use. Neither Party, nor any of its Representatives shall (orally or in writing) publicly disclose, issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the other Party, except if and to the extent that such Party (based upon the reasonable advice of counsel) is required to make any public disclosure or filing regarding the subject matter of this Agreement:

(a)	by applicable Law;
(b)	under any rules or regulations of any stock exchange of which the securities of such Party or any of its Affiliates are listed or traded; or
(c)	in connection with enforcing its rights under this Agreement.

Section 17.23 Language. The parties have required that this Agreement and all documents and notices resulting from it be drawn up in English. Les parties aux présents ont exigés que la présente convention ainsi que tous les documents et avis qui s’y rattachent ou qui en découleront soient rédigés en anglais.

Section 17.24 Capacity. Seller warrants that its overall equipment (shared and specific) and plant capacity are adequate to meet Buyer’s needs, subject to agreed maximum quantities.

Section 17.25 Subcontractors. Seller is responsible for all sub-tier providers of goods or services. Seller must maintain adequate development, validation, launch, and ongoing supervision to assure all Goods provided to Buyer conform to all specifications, standards, drawings, samples and descriptions under the Purchase Order.

Section 17.26 Product Marketing. Seller will mark the Goods and any packaging in accordance with Buyer’s Specifications. Seller will not affix any trademarks or trade names to the Goods except as directed by Buyer or as required by applicable law or regulation.

Section 17.27 US C-TPAT (U.S. Customs Service’s Customs Trade Partnership Against Terrorism. For Seller’s Goods to be imported in the United States, Seller shall accept, implement and comply with all applicable recommendations or requirements of the United States Customs Service’s Customs Trade Partnership Against Terrorism (“C-TPAT”) initiative (http://www.cbp.gov/xp/cgov/import/commercial_enforcement/ctpat/). At Buyer’s or the Customs Service’s request, Seller shall certify in writing its acceptance, implementation and compliance with the C-TPAT and any accompanying recommendation and guidelines. Seller shall indemnify and hold Buyer harmless from and against any liability, claims, demands or expenses (including attorney’s or other professional fees) arising from or relating to Seller’s not accepting, implementing or complying with C-TPAT.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

LINAMAR CORPORATION

By
Name: Sean Congdon
Title: Group President Linamar Americas

VISION MARINE TECHNOLOGIES.

By
Name: Steven Barrenechea
Title: Director

SCHEDULE 1

GOODS

Commercial details regarding Products and unit pricing to be determined by the Parties after the Execution of this Agreement. When agreed in writing, such details will be incorporated by reference into this Agreement as Schedule 1.

SCHEDULE 2

SPECIFICATIONS

Engineering and specification details regarding Products to be determined by the Parties after the Execution of this Agreement. When agreed in writing, such details will be incorporated by reference into this Agreement as Schedule 2.